Exhibit 10.11

Support Center

Vice President and Department Director Bonus Plan

The bonus plan described below applies to all Support Center Vice Presidents and Department Directors. This plan becomes effective in fiscal year 2008. This plan remains in force for all future years until changed. This plan voids all previous bonus/award plans. Awards are prorated for managers becoming employed during the fiscal year. Award calculations are based on collected revenues as determined by the Company's outside auditors. Awards are distributed no more than 30 days after completion of the Company’s audited financial statements as determined by the Company. The manager agrees that bonus is not salary or wages. Bonus is provided only to managers employed with Addus HealthCare in good standing on the day awards are distributed. This plan may be altered or modified at any time by the Company upon notice to the employee.

Company Financial Performance

To establish shared accountability and ownership for the Company’s financial performance, the Support Center Vice Presidents’ and Department Directors’ bonus earnings will be directly impacted by the Company’s performance against its budgeted annual operating income target. The VP’s/DD’s bonus percentage earned, based on his/her performance in the areas defined below, will be adjusted by up to 10%, up or down (i.e., multiplied by ..90 or 1.10), based on the Company’s actual performance to budget. For example, if the VP’s/DD’s bonus percentage earned is 90% and the Company achieves 95% of its budgeted annual operating income, the adjusted bonus percentage earned would be 85.5% (.90 x .95 = .855). Conversely, if the VP’s/DD’s bonus percentage earned is 90% and the Company achieves 105% of its budgeted annual operating income, the adjusted bonus percentage earned would be 94.5% (.90 x 1.05 = .945).

Bonus Plan Objectives

The annual objectives that will be the basis for the bonus plan for each Support Center Vice President and Department Director will be developed each year by the Company’s senior management team through a collaborative process, and will reflect key initiatives for the Company, as well as areas targeted by the department. Each of these objectives will be assigned an appropriate weight by the Chief Financial Officer, Vice President of Human Resources or the Chief Operating Officer in consultation with the Department Director.

(Support Center VP & DD Bonus Plan - rev.12/07)